EXHIBIT 10.32
SEVENTH AMENDMENT TO THE
ZIONS BANCORPORATION, N.A. PAYSHELTER 401(k)
AND EMPLOYEE STOCK OWNERSHIP PLAN
(As amended and restated effective January 1, 2007)

    This Seventh Amendment to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (“Plan”), as restated and amended effective January 1, 2007, is made and entered into this __23___ day of December, 2020, by Zions Bancorporation, N.A., hereinafter referred to as the “Plan Sponsor.”

W I T N E S S E T H:

WHEREAS, the Plan Sponsor has previously entered into the Plan, which Plan has been most recently restated and amended in its entirety effective for the plan year commencing on January 1, 2007, and for all plan years thereafter; and

WHEREAS, the Plan Sponsor has reserved the right to amend the Plan at any time, in whole or in part, and

WHEREAS, pursuant to Section 7.3.4 of the Zions Bancorporation Employee Health, Benefits and Pension Committee (“Committee”) Charter, the Committee has been authorized and empowered by the Board of Directors of the Employer to adopt amendments or changes to the Plan which are designed to clarify a provision or provisions of the Plan or which are intended to maintain or bring the Plan into compliance with applicable Federal or state law; and

WHEREAS, pursuant to Section 7.3.4 of the Committee Charter, the Committee has also been authorized and empowered to adopt discretionary amendments or changes to the Plan provided that such amendments do not result in or create an increase to the Plan Sponsor in the cost of operating or contributing to the Plan; and

WHEREAS, final regulations have now been issued by the Department of the Treasury which alter the previous Plan rules governing withdrawals from participant accounts in the Plan for the purpose of permitting in-service distributions on account of hardship; and

WHEREAS, the Committee, for and on behalf of the Employer and consistent with the power and authority granted to it, now desires to amend the Plan to conform it to the applicable provisions of the final regulations governing hardship distributions; and

WHEREAS, after review and analysis of the investments in the Plan by the Committee, it has determined that the mandatory investment in Employer Securities provisions currently applicable respect to Employer Matching Contributions be removed from the Plan; and

WHEREAS, the Committee has determined that such actions and amendments are in the best interests of the Plan and its participants and beneficiaries; and

WHEREAS, the amendments have been reviewed and approved by the Committee;

NOW THEREFORE, in consideration of the foregoing premises, the Plan Sponsor adopts the following amendments to the Plan (amended language is marked in bold italics), to be effective as provided herein:

1.The last paragraph in Section 5.6 is amended by adding the following language at the end thereof:

Effective as of January 1, 2021, all provisions in this Section that require contribution of Employer Securities when making an in kind Employer Matching Contribution or require the acquisition of Employer Securities whenever the Employer Matching Contribution is made in cash shall be null and void and shall no longer apply. All Employer Matching Contributions made to the Plan on or after that date shall be in cash only.

2. 8.1(d) is amended by adding the following at the end thereof:

Effective for any withdrawal on account of Financial Hardship that is first made after December 31, 2019, the maximum amount that may be distributed is the aggregate total amount in the Participant Elective Deferral, Employer Matching Contribution and the Employer Non-Elective Contribution Accounts (but excepting therefrom all amounts in the Employer Securities Account), determined as of the date the request for distribution due to Financial Hardship is submitted to the Plan Administrator.

3.Section 8.2 is amended to read as follows:

8.2 Financial Hardship Distribution Rules: The Plan adopts the deemed hardship distribution standards set forth in Reg. §1.401(k)-1(d)(3). As a consequence, the Plan Administrator shall not approve any distribution on account of Financial Hardship unless the distribution is determined by the Administrator to be necessary to meet an immediate and heavy financial need of the Participant. The distribution will be deemed necessary only if:

(a) The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; and

(b) Each of the following requirements is satisfied —

1.The Participant has obtained all other currently available distributions (including distributions from the Dividend Account of ESOP dividends under Code §404(k), but not hardship distributions) under the Plan and all other plans of deferred compensation, whether qualified or nonqualified, maintained by the Employer;

2.The Participant has provided to the Plan Administrator a representation in writing (which may include by use of electronic means) that he or she has insufficient cash or other liquid assets reasonably available to satisfy the need; and

3.The Plan Administrator does not have actual knowledge that is contrary to the representation.

Notwithstanding any contrary prior provision in the Plan, effective January I, 2020, a Participant who receives a distribution on account of Financial Hardship shall not be prohibited or otherwise restricted from making Elective Deferrals under this or any other cash or deferred plans of the Employer, including any cafeteria plan arrangement under Code §125. A Participant who has received a distribution prior to January 1, 2020, on account of Financial Hardship and who is still subject to any prior Plan provision limiting or prohibiting the Participant from making Elective Deferrals to this Plan or to any other plan of the Employer shall no longer be subject to the restriction as of that date.

4.Section 8.3 is amended to read as follows:

8.3    Determination of Immediate and Heavy Financial Need: For purposes of Section 8.2, a distribution made by the Plan after December 31, 2019, shall be deemed to be on account of an immediate and heavy financial need if the distribution is for:

(a)expenses for (or necessary to obtain) medical care described in Code §213(d) received by the Participant, the Participant’s spouse, any dependent of the Participant, or if none of the foregoing, a Primary Beneficiary under the Plan;

(b)payment of tuition, related educational fees, and room and board expenses for up to the next twelve (12) months of post-secondary education for the Participant, the Participant’s spouse, or any dependent of the Participant, or if none of the foregoing, a Primary Beneficiary under the Plan;

(c)costs directly related to the purchase of a principal residence for the Participant (but excluding mortgage payments);

(d)payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure of the mortgage on that residence;

(e)payments for burial or funeral expenses for the Participant’s deceased parent, spouse, child or dependent, or for a deceased Primary Beneficiary under the Plan;

(f)expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code §165 (determined without regard to Code §165(h)(5) and whether the loss exceeds 10% of the Participant’s adjusted gross income); or

(g)expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Pub. L. 100-707, provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster.
For purposes of subsections (a), (b) and (e) above a dependent of a Participant shall mean a dependent as defined in Code §152 without regard to Code §152(d)(1)(8), and “Primary Beneficiary under the Plan” shall mean an individual who, on or before the date the request for distribution due to hardship is submitted to the Plan, is named as a beneficiary of the Participant on the records of the Plan and who, if the Participant were to decease on that date, would have an unconditional right to all or any portion of the balance in the Participant’s Account under the plan.

5.Section 18.2(c) is amended by adding the following at the end thereof:

Effective as of January 1, 2021, all contributions to the Employer Matching Contribution Account made on or after that date shall be made in cash only and shall be invested exclusively in the General Investments Account.

Except as otherwise provided herein, this Seventh Amendment shall be effective as of the Plan Year commencing January 1, 2020, and shall apply for all Plan Years commencing on and after that date. In all other respects, the Plan is ratified and approved.

IN WITNESS THEREOF, the Zions Bancorporation, N.A. Benefits Committee by its authorized representative has caused this Seventh Amendment to the Plan to be duly executed as of the date first above written

ZIONS BANCORPORATION, N.A. BENEFITS COMMITTEE

By: ___/s/ Paul Burdiss____________________________
Name: ____Paul Burdiss___________________________
Title: ___Chief Financial Officer__ ___________________

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